Exhibit 10.N

June 9, 2014

HAND-DELIVERED

Mr. Jorge D. Hevia

Senior Vice President of Corporate Sales and Marketing

NAPCO Security Technologies, Inc.

333 Bayview Avenue

Amityville, New York 11701

Re:	Employment Agreement

Dear Jorge:

NAPCO is pleased to offer a two-year extension of your Employment Agreement (from October 6, 2014 through October 5, 2016) at an annual salary of $296,905.76, subject to discretionary salary increases during each of your annual performance evaluations.

Assuming no further acquisitions, mergers or similar developments, and presuming that profit margins do not decrease, NAPCO will also pay you a bonus for Fiscal Year 2015 based on increased fiscal year-over-year net sales volume increases as follows:

(i)	$50,000.00 should NAPCO net sales increase by five percent (5%) or more, or
(ii)	$60,000.00 should NAPCO net sales increase by six percent (6%) or more, or
(iii)	$70,000.00 should NAPCO net sales increase by seven percent (7%) or more, or
(iv)	$80,000.00 should NAPCO net sales increase by eight percent (8%) or more, or
(v)	$90,000.00 should NAPCO net sales increase by nine percent (9%) or more, or
(vi)	$100,000.00 should NAPCO net sales increase by ten percent (10%) or more, or

The pay date of any earned bonus will be within one month of the close of the 2015 Fiscal Year and shall take into account any returns and/or credits.

All other terms and conditions of your Employment Agreement will remain the same. Please sign below to acknowledge your acceptance of this offer.

I have greatly enjoyed working with you during our many years together and greatly look forward to us continuing to work together for years to come.

Kindest personal regards.

Sincerely,

NAPCO SECURITY TECHNOLOGIES, INC.

/s/ Richard Soloway

Richard L. Soloway

Chairman of the Board

Accepted by:  /s/Jorge D. Hevia

          Jorge D. Hevia

Dated:  June 9, 2014